Exhibit 99.1

Delek US Announces Senior Leadership Changes

Joseph Israel appointed EVP, Operations
Tommy Chavez named SVP, Refining Operations

BRENTWOOD, Tenn., March 24, 2023 – Delek US Holdings, Inc. (NYSE:DK) today announced changes to its senior leadership team:
-	Joseph Israel named Executive Vice President, Operations for Delek US and Delek Logistics effective March 27, 2023.
-	Tommy Chavez named Senior Vice President, Refining Operations effective April 10, 2023.
-	Todd O’Malley, Executive Vice President and Chief Operating Officer, pursuing other opportunities.
-	Nithia Thaver, Executive Vice President & President of Refining, pursuing other opportunities.

Israel and Patrick Reilly, who was named Executive Vice President and Chief Commercial Officer on March 1, 2023, will split O’Malley’s responsibilities. Israel and Reilly will report to Delek’s President and CEO Avigal Soreq. Israel will be responsible for refining operations at Delek US and for logistics operations at Delek Logistics Partners LP. Chavez will report to Israel and will oversee refining operations at Delek US. O’Malley will be available through September 22, 2023, and Thaver until May 21, 2023, to ensure a smooth transition.

Israel is an industry veteran with over 25 years of energy experience and a proven track record of driving operational excellence. Most recently, he served as President & CEO, Par Petroleum LLC, a subsidiary of Par Pacific. He also served as Senior Vice President, Par Pacific Holdings, and a Member of Par Pacific’s Board of Directors. In these roles, he led operations for Par’s integrated refining and logistics system, including 154,000 barrels per day of refining capacity. Israel has also held leadership positions at Hunt Refining Company and Alon USA, which was acquired by Delek US in 2017.

“I look forward to working with the leadership team to execute Delek’s strategic plan,” said Israel. “The Company is well-positioned for growth and I’m excited to join the organization at this time.”

Chavez brings over three decades of refining experience, most recently with TotalEnergies SE where he held the position of General Manager, Port Arthur Refinery and Petrochemical Complex. He has also served as a refinery General Manager and Vice President, Operations Excellence for Marathon. Chavez served for 20 years at Phillips 66 delivering results in technical, HSE, and operations roles.

Avigal Soreq, President and CEO, commented, “We are very pleased to welcome Joseph and Tommy to the Delek team. Their extensive relevant experience will allow them to quickly make a positive impact as we work to be an industry leader in safe, reliable, and environmentally responsible operations and to drive shareholder return.”

Soreq added, “I’d like to thank Todd and Nithia for their many contributions to Delek and for their commitment to ensuring a smooth leadership transition. They have been an important part of our success and we wish them both the best in their future endeavors.”

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, asphalt, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations consist of Delek Logistics. Delek US and its affiliates also own the general partner and an approximate 80 percent limited partner interest in Delek Logistics. Delek Logistics is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The convenience store retail business operates approximately 250 convenience stores in central and west Texas and New Mexico.

Investor Relations Contacts:
Rosy Zuklic, Vice President of Investor Relations, 615-767-4344

Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Public Affairs & ESG, 615-435-1407